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                                  EXHIBIT 10.1

                          PERFORMANCE RECOGNITION PLAN

                                       OF

                       THE GOODYEAR TIRE & RUBBER COMPANY

                            EFFECTIVE JANUARY 1, 2001

                         (HEREINAFTER CALLED THE "PLAN")


I.       PURPOSE AND POLICY

               It is the declared policy of the Board of Directors of The Goodyear Tire & Rubber Company, in order to provide incentive for extra effort, that key personnel of the Company shall be compensated in addition to their fixed compensation by participation in a performance recognition plan. Such key personnel shall be selected, as hereinafter provided, from the elected officers and other key employees of the Company.

               The Plan is designed to reinforce Participant effort and responsibility towards achieving the total Company business objectives, the objectives of specific business units and objectives established for individual Participants. Awards to Participants provided under this Plan will vary to the extent these goals and objectives are attained. The basic intent is to tie Awards directly to results that reflect Company growth and success achieved through customer satisfaction, quality products and enhanced shareholder value.

               The Plan shall be subject to discontinuance, or amendment by the Board of Directors, at any time.

II.      DEFINITIONS

               For purposes of the Plan, the following terms shall have the following meanings:

         A) Award. Cash payments approved by the Committee and made pursuant to the objectives established pursuant to the Plan in respect of any Plan Year.

         B) Company. The Goodyear Tire & Rubber Company or any of its subsidiaries and affiliates.

         C) Participant. With respect to any Plan Year, a salaried employee of the Company who has been selected by the Committee to receive an Award under the Plan for such Plan Year subject to the attainment of the established goals and objectives.









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         (D) Plan Year. Each period of one year beginning January 1 and ending
December 31, commencing January 1, 2001.

         E) Retirement. Termination of employment at any age with 30 or more years of continuous service with the Company and its subsidiaries or at age 55 or older with at least 10 years of continuous service with the Company and its subsidiaries.

III.     THE COMMITTEE

             The Plan shall be administered by a Committee, the "Committee", to be comprised of each member of the Compensation Committee of the Board of Directors of the Company, as such Committee is constituted from time to time, that is neither an employee or an officer of the Company and is not participating, and has not and will not participate, in the Plan. Action by the Committee pursuant to any provision of the Plan may be taken at any meeting held upon not less than five days' notice of its time, place and purpose given to each member, at which meeting a quorum of not less than four members is present. If less than a majority of the whole Committee is present, such action must be by the unanimous vote of those present, otherwise by a majority vote. The minutes of such meeting (signed by its secretary) evidencing such action, shall constitute authority for Goodyear to proceed in accordance therewith.

IV.      TARGET BONUS

             Each Participant in a Plan Year is granted a target bonus with respect to such Plan Year which is subject to adjustment between zero percent and such amount as the Committee may determine, depending upon the extent to which the business goal or goals established for the Participant for such Plan Year are achieved.

V.       SELECTION OF PARTICIPANTS

         A) With respect to each Plan Year, after consultation with the Chief Executive Officer of the Company (or, if he be unavailable, with the next ranking officer of the Company who may be available), the Committee shall determine the Participants and establish their respective target bonuses for such Plan Year. The Committee shall also review and approve the goals established for the Participants for such Plan Year. As to such determination, the Committee may rely, to the extent it deems available, upon any information and recommendations obtained from the officer so consulted. As soon as practicable after the selection of Participants for a Plan Year, the Company shall notify them of their participation and target bonuses for such Plan Year.

         B) A list, certified by the Committee (or by the officers as to action pursuant to subparagraph A above), shall evidence the determination of those persons who are


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Participants in the Plan for such Plan Year and their respective target bonuses and goals therein.

         C) With respect to employees who are not officers of Goodyear, the Chairman of the Board of the Company may add such employees as Participants in the Plan during a Plan Year and report such additional Participants to the Committee from time to time.

         (D) The Chairman of the Board of the Company may, at his discretion, terminate the participation of any associate in the Plan at any time and may reduce or eliminate the target bonus granted to any associate for any Plan Year at any time prior to the payment of an Award in respect of such grant.

VI.      PAYMENT POOL

             A pool for the payment of Awards will be established equivalent to the total of the adjusted target bonus amounts as determined in Section IV hereof for all Participants in the plan.

VII.     PAYMENT

             The Committee, at its sole discretion, shall determine if a payment from the pool shall be made to Participants in respect of any Plan Year notwithstanding the fact that the established goals and objectives may have been achieved. If the Committee determines that there will be a payment in respect of a Plan Year, payment of Awards due Participants with respect to the Plan will be made after the close of such Plan Year once the achievement of the performance goals have been determined for funding the pool. All Awards are contingent upon the achievement of the stated performance goals for the Plan Year and a determination by the Committee that a payment shall be distributed to Participants in respect of such Plan Year. The amount of individual Awards will be based upon individual performance as assessed under the performance management program. All Awards shall be in cash except to the extent converted into deferred stock unit awards as provided in Section VIII hereof. There shall be deducted from each Award under the Plan the amount of any tax required by governmental authority to be withheld and paid over by the Company to such government for the account of a Participant entitled to an Award.

VIII.    DEFERRAL OF PAYMENT

             The Committee, in its sole discretion, may allow certain Participants in the Plan to convert all or a portion of their Award into deferred stock units granted under the 1997 Performance Incentive Plan of the Company. If permitted by the Committee, such Participants may elect to convert 25%, 50%, 75% or 100% of their Award into the deferred stock unit account for a period of three years. The amount of the Award that






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would be converted into the deferred stock unit account will be increased by
20%. The number of units deferred will be determined by dividing the amount of the deferral by the Fair Market Value of the common stock of the Company on the date the payout is approved by the Committee. The Committee may authorize dividend equivalents at the same rate as the quarterly dividends on the Company's common stock, to be reinvested in the deferral account each quarter at the time the Company pays its dividends. After December 31 of the calendar year following three years from the end of the Plan Year the deferred stock unit accounts will be converted to shares of the Company's common stock and issued to the Participant less amounts withheld to satisfy any tax withholding requirements.

IX.      CHANGE IN PARTICIPANT'S STATUS

         A) Any Participant who is not an employee of the Company on December 31 of a Plan Year forfeits his or her participation for such Plan Year unless employment termination was due to the employee's death or Retirement.

         B) Any Participant whose employment terminates due to Retirement shall have their target bonus prorated for the Plan Year during which the associate's last day worked occurred. Such pro rata target bonus is calculated by multiplying the percentage of days actually worked of the year (ie, number of days worked divided by 365) by the target bonus. Notwithstanding the above, a Participant who, after Retirement, enters into a relationship either as an employee, consultant, agent or in any manner whatsoever with an entity that sells products in competition with products sold by the Company and its subsidiaries, forfeits the right to receive a distribution under this Plan in respect of such Plan Year. In the event such Participant enters into such a relationship with a competitor within six months from a distribution under this Plan during such Plan Year, the Participant agrees to refund to The Goodyear Tire & Rubber Company any such distribution the Participant had received.

         C)  Any Participant whose employment status changes during a Plan
Year due to layoff, leave of absence or disability shall have their target bonus prorated, subject to the adjustment as provided for in Section IV hereof. Such pro rata target bonus is calculated by multiplying the percentage of days actually worked during the Plan Year (ie, number of days worked divided by 365) by the target bonus for such Plan Year.

         D) A Participant whose employment terminates during a Plan Year due to death shall have their target bonus for such Plan Year prorated and the prorated target bonus shall not be adjusted under Section IV hereof. Such pro rata bonus is based on days actually worked during such Plan Year and calculated in the same manner as if the Participant had retired and distribution of the bonus shall be made to the participating







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employee's executors, administrators, or such other person or persons as shall, by specific bequest under the last will and testament of the participating employee, be entitled thereto.

X.       MISCELLANEOUS CONDITIONS

             The Plan and all participation therein shall be subject to the following conditions:

         A) For all purposes of the Plan, termination of a Participant's employment shall be deemed to have occurred whenever he or she is no longer employed by the Company.

         B) Nothing in the Plan shall obligate the Company with respect to tenure of office or duration of employment of any Participant or to provide for or continue participation in the Plan by any Participant in the Plan for any Plan Year in respect of any subsequent Plan Year.

         C) All right, title and interest in the Plan shall be personal to the Participant and not subject to voluntary or involuntary alienation, hypothecation, assignment or transfer, except that participation is subject to forfeiture as provided in Section VII hereof.

         D) The Committee shall have power finally to interpret any of the provisions of the Plan and to lay down any regulations not inconsistent herewith for its administration.

         E) Nothing in the Plan shall prevent or interfere with any recapitalization or reorganization of the Company or its merger or consolidation with any corporation. In any such case, the recapitalized, reorganized, merged, or consolidated Company shall assume the obligations of the Company under the Plan or such modification hereof as, in the judgment of the Board of Directors, shall be necessary to adapt it to the changed situation and shall provide substantially equivalent benefits to the Participants.

         F) The Company may terminate, suspend, amend, modify or otherwise act in respect of the Plan at any time and from time to time.













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